SUMMIT SECURITIES, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                  Year ended September 30,
                                 1997            1996            1995           1994           1993
                              __________      __________       _________      _________      _________
Earnings:
  Net income                  $1,851,240      $1,244,522       $ 587,559      $ 264,879      $ 283,107
  Preferred dividends           (446,560)       (333,606)       (309,061)        (2,930)         --
                              __________      __________       _________      _________      _________
Net income available to
  common stockholders         $1,404,680      $  910,916       $ 278,498      $ 261,949      $ 283,107
                              ==========      ==========       =========      =========      =========
Weighted average number
  of common shares
  outstanding                     10,000          10,000          10,000         19,445         20,000
                              ==========      ==========       =========      =========      =========
Net income per common
  share                       $   140.47      $    91.09       $   27.85      $   13.47      $   14.15
                              ==========      ==========       =========      =========      =========
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